December 2025 – Strategic Initiative
U.S Form

REPLIMUNE GROUP, INC.
2018 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT GRANT AGREEMENT

Participant:	%%FIRST_NAME%-% %%LAST_NAME%-%
Date of Grant:	%%OPTION_DATE,'Month DD, YYYY'%-%
Restricted Units Granted:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%

RECITALS
The Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of restricted stock units. The Committee has decided to make this grant of restricted stock units as an inducement for the Participant to promote the best interests of the Replimune Group, Inc. (the “Company”) and its stockholders. The Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan, which is available by accessing the Company’s intranet at www.replimune.com. Paper copies of the Plan and the official Plan prospectus are available by contacting the Chief Financial Officer of the Company at +1.781.222.9600. This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.
1.Grant of Stock Units. Subject to the terms and conditions set forth in this Restricted Stock Unit Grant Agreement (this “Agreement”) and in the Plan, the Company hereby grants the Participant the number of restricted stock units set forth above, subject to the restrictions set forth below and in the Plan (the “Stock Units”). Each Stock Unit represents the right of the Participant to receive a share of common stock of the Company (“Company Stock”) on the applicable payment date set forth in Section 5 below.
2.Stock Unit Account. Stock Units represent hypothetical shares of Company Stock, and not actual shares of stock. The Company shall establish and maintain a Stock Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of Stock Units granted to the Participant. No shares of Company Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the Stock Unit account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit account established for the Participant.
3.Vesting.
(a)The Stock Units shall become vested according to the vesting table in Exhibit A, detailing the vesting dates (each, an individual “Vesting Date”), provided that the Participant continues to be employed by, or provide approved service to, the Employer from the Date of Grant until the applicable Vesting Date. The following table defines which date is assigned as the annual vesting date (the “Designated Vesting Date”) based on the grant date:

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Date of Grant	Designated Vesting Date*
January 1 – March 31	February 15th of the next calendar year
April 1 – June 30	May 15th of the next calendar year
July 1 – September 30	August 15th of the next calendar year
October 1 – December 30	November 15th of the next calendar year
    * If a Designated Vesting Date falls on a weekend, federal holiday or any other day the Nasdaq Global Market is closed for trading, such Designated Vesting Date will become the next active trading day of the Company’s common stock.

(b) The vesting of the Stock Units shall be cumulative, but shall not exceed 100% of the Stock Units. If the foregoing schedule would produce fractional Stock Units, the number of Stock Units that vest shall be rounded down to the nearest whole Stock Unit and the fractional Stock Units will be accumulated so that the resulting whole Stock Units will be included in the number of Stock Units that become vested on the last Vesting Date.
(c)If the Participant’s employment or service terminates on account of the Participant’s death, Disability or on account of a termination by the Employer without Cause (for clarity, without Cause shall include termination or job elimination due to a reduction in force) or by the Participant for Good Reason (if applicable), in each case before the last Vesting Date, any unvested Stock Units shall become fully vested upon such termination of employment or service.
(d)If the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) as a result of a Change of Control and the surviving corporation (or a parent or subsidiary of the surviving corporation) does not assume or replace the Stock Units with an award with comparable terms, and the Participant is employed by, or providing services to, the Employer on the date of the Change of Control, any unvested Stock Units shall become fully vested upon the date of the Change of Control.
4.Termination of Stock Units. If the Participant ceases to be employed by, or provide service to, the Employer for any reason, except for the reasons included in Section 3(c) or 3(d) above, before all of the Stock Units vest, any unvested Stock Units shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service. No payment shall be made with respect to any unvested Stock Units that terminate as described in this Section 4.
5.Payment of Stock Units.
(a)If and when the Stock Units vest in accordance with Section 3, the Company shall issue to the Participant one share of Company Stock for each vested Stock Unit, subject to applicable Withholding Taxes (as defined below). Payment shall be made within 30 days after the applicable vesting date.
(b)All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required by law to be withheld for any federal (including FICA), state, local and other taxes with respect to the payment of the Stock Units (“Withholding Taxes”). The Participant irrevocably (i) has elected, as of the Date of Grant to sell shares of Company Stock in an amount having an aggregate Fair Market Value equal to the Withholding Taxes, and to allow the Company’s designated broker (the “Broker”) to remit the cash proceeds of such sale to the Employer (a “Sell to Cover”) and (ii) directs the Employer to make a cash payment to satisfy the Withholding Taxes from the cash proceeds of such sale directly to the appropriate taxing authorities. To the extent the Sell to Cover does not cover all Withholding Taxes due, the Participant shall be required to pay to the

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Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any Withholding Taxes that the Employer is required to withhold with respect to the Stock Units.
(c)The obligation of the Company to deliver Company Stock following vesting of the Stock Units shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.
6.No Stockholder Rights. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Company Stock, including voting, dividend rights or dividend equivalent rights, until certificates for shares have been issued upon payment of Stock Units. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to Stock Units.
7.Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Stock Units are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to Withholding Taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
8.No Employment or Other Rights. The grant of the Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
9.Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Participant, and the Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.
10.Applicable Law; Jurisdiction. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought only in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Boston, Massachusetts, and the jurisdiction of such court in any such proceeding shall be exclusive. Notwithstanding the

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foregoing sentence, on and after the date a Participant receives shares of Company Stock hereunder, the Participant will be subject to the jurisdiction provision set forth in the Company’s bylaws.
11.Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer, or to such other address as the Participant may designate to the Employer in writing. Any notice shall be delivered by hand, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.
12.Company Policies. The Participant agrees that payment to the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee and the Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer, to the extent permitted by applicable law. In addition, the Participant agrees that the Stock Units shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or imposed under applicable rule or regulation from time to time.
13.Application of Section 409A of the Code. This Agreement is intended to be exempt from section 409A of the Code under the “short-term deferral” exception and to the extent this Agreement is subject to section 409A of the Code, it will in all respects be administered in accordance with section 409A of the Code.
14.By electronic acceptance, the Participant hereby accepts the award of Stock Units described in this Agreement, and agrees to be bound by the terms of the Plan and this Agreement. The Participant hereby agrees that all decisions and determinations of the Committee with respect to the Stock Units shall be final and binding.

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Exhibit A
Vesting Schedule

Units Vesting	Vesting Date

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15.

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